AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
This Amendment to Executive Employment Agreement (this “Amendment”) is entered into as of February 20, 2026 (the “Effective Date”), by and between Kforce Inc., a Florida corporation (“Kforce” or the “Firm””), and Jeffrey Hackman (the “Executive”).
RECITALS
WHEREAS, the Firm and the Executive are parties to that certain Executive Employment Agreement dated as of February 22, 2023 (the “Executive Employment Agreement”); and
WHEREAS, as set forth in the Executive Employment Agreement, the Firm took action (in comparison to the Executive’s prior employment contract) to exclude the value of equity from the severance calculation for the Executive to be consistent with market practices; and
WHEREAS, the Firm and the Executive now desire to amend the Executive Employment Agreement solely to increase the Change in Control severance multiple from 1.5 times to 2.0 times cash compensation to create consistency amongst the Firm’s named executive officers, and not to amend or modify any other provision of the Executive Employment Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, the parties agree as follows:
1. Amendments to Change in Control Severance
a.Section 4(c)(iii) of the Executive Employment Agreement is hereby amended and restated in its entirety to read as follows:
“as severance pay, two times (2.0) times one year’s base salary at the highest rate in effect prior to or after the Change in Control, payable in a lump sum (less applicable taxes and deductions) within thirty (30) days of your date of termination;”
a.Section 4(c)(v) of the Executive Employment Agreement (Change in Control Severance) is hereby amended and restated in its entirety to read as follows:
“two (2.0) times the average of the amount of your last two years’ bonuses, paid in a lump sum (less applicable taxes and withholdings) within thirty (30) days of your date of termination, computed as follows: the acquiring or surviving entity shall compute the average of your last two years’ bonuses by including the greater of (A) the bonus, if any, that you already earned at the time of termination related to the calendar year of the termination, or (B) the bonus, if any, that you earned for the second full calendar year preceding your termination; provided, however, for the avoidance of doubt, no long-term incentive payment is included in the bonus calculation, although you will be entitled to any stock that has already vested at the time of your effective date of termination pursuant to Section 4(b)(ii) above, subject to the terms of the stock grant. If a Change in Control event occurs before you have been employed two years, the calculation shall be based on the higher of (X) the projected bonus compensation for the full current calendar year as performed immediately prior to the Change in Control, or (Y) your projected bonus compensation for the full calendar year preceding the Change in Control.”
2. No Other Amendments
Except as expressly amended by this Amendment, the Executive Employment Agreement remains unchanged and in full force and effect. For the avoidance of doubt, this Amendment does not amend, modify, or affect any other severance, compensation, equity, benefit, restrictive covenant, or Change in Control provision of the Employment Agreement.

3. Governing Law
This Amendment shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of law principles.
4. Counterparts; Electronic Signatures
This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered electronically or by PDF shall be deemed effective.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date first written above.
KFORCE INC.
By:__/s/ David M. Kelly____________________________
Name: David M. Kelly
Title: Chief Operating Officer and Corporate Secretary
EXECUTIVE
By:__/s/ Jeffrey Hackman__________________
Jeffrey Hackman
Chief Financial Officer and Assistant Secretary